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Avista Corp. Reports Financial Results for Third Quarter and Year-to-Date 2016, Confirms 2016 Earnings Guidance

SPOKANE, Wash. – Nov. 1, 2016, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $12.2 million, or $0.19 per diluted share for the third quarter of 2016, compared to $13.0 million, or $0.21 per diluted share for the third quarter of 2015. For the nine months ended Sept. 30, 2016, net income attributable to Avista Corp. shareholders was $97.1 million, or $1.53 per diluted share, compared to $84.7 million, or $1.35 per diluted share for the nine months ended Sept. 30, 2015.

"I am pleased with our third quarter performance, as our results met our expectations. Throughout 2016, we have continued to invest in our utility infrastructure to enhance the safety and reliability of our system for our customers and to support both electric and natural gas customer growth. Current investments include upgrades and maintenance of generation facilities, transmission and distribution equipment, natural gas pipe and new meter technology, some of which are large, multi-year projects that have been in-progress. The timely recovery of these costs continues to be essential to earning an adequate return on our shareholders' investment," said Scott Morris, chairman, president and chief executive officer of Avista Corp.

"In October, we reached a settlement agreement with all parties in our Idaho electric general rate case that, if approved, will result in new rates beginning Jan. 1, 2017. I’m pleased with the settlement in Idaho, which gives us the opportunity to continue to provide the safe, reliable energy our customers expect while earning a fair return for shareholders. We continue to work through the general rate case process in Washington.

"Alaska Electric Light and Power Company (AEL&P) continued its steady performance during the quarter and is expected to meet its earnings target for the year. In September 2016, AEL&P filed an electric general rate case seeking an interim rate increase which, if approved, could take effect as early as Nov. 23, 2016. A permanent rate increase, if approved, could take effect in December 2017. AEL&P's last rate increase was in May of 2010.

"During the third quarter, we committed to make investments of up to $25 million over five years in a private equity fund that invests in emerging technologies, and products and services throughout the electricity supply chain. We join as one of an international group of utilities in the fund, investing in companies which develop leading-edge energy-related solutions for utilities and their customers. We made our first investment in this fund during the third quarter, including some initial organization costs related to the fund, which reduced earnings in the quarter.

"Based on our earnings for the first nine months of the year and our expectations for the remainder of the year, we are confirming our earnings guidance range," Morris said.

Summary Results: Avista Corp.’s results for the third quarter of 2016 and the nine months ended Sept. 30, 2016 (year-to-date) as compared to the respective periods in 2015 are presented in the table below (dollars in thousands, except per-share data):

	Third Quarter		Year-to-Date
	2016	2015	2016	2015
Net Income (Loss) by Business Segment:
Avista Utilities	$12,673	$12,525	$94,431	$81,387
Alaska Electric Light and Power Company (AEL&P)	866	394	4,885	3,953
Ecova (discontinued operations)	—	289	—	485
Other	(1,305)	(197)	(2,179)	(1,119)
Total net income attributable to Avista Corp. shareholders	$12,234	$13,011	$97,137	$84,706

Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.20	$0.20	$1.49	$1.30
AEL&P	0.01	0.01	0.08	0.06
Ecova (discontinued operations)	—	—	—	0.01
Other	(0.02)	—	(0.04)	(0.02)
Total earnings per diluted share attributable to Avista Corp. shareholders	$0.19	$0.21	$1.53	$1.35

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the third quarter of 2016 and the nine months ended Sept. 30, 2016, as compared to the respective periods in 2015 and the various factors that caused such change (dollars in thousands, except per-share data):

	Third Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2015 consolidated earnings	$13,011	$0.21	$84,706	$1.35

Changes in net income and diluted earnings per share:
Avista Utilities
Electric gross margin (including intracompany) (b)	3,329	0.05	17,203	0.27
Natural gas gross margin (including intracompany) (c)	2,294	0.04	11,767	0.19
Other operating expenses (d)	(495)	(0.01)	(5,742)	(0.09)
Depreciation and amortization (e)	(2,484)	(0.04)	(8,098)	(0.13)
Other (f)	(1,281)	(0.02)	(2,121)	(0.03)
Effective income tax rate (g)	(1,215)	(0.02)	35	—
Total Avista Utilities	148	—	13,044	0.21

AEL&P earnings	472	—	932	0.02
Other businesses earnings (h)	(1,108)	(0.02)	(1,060)	(0.02)
Discontinued operations	(289)	—	(485)	(0.01)
Dilution on consolidated earnings	n/a	—	n/a	(0.02)

2016 consolidated earnings	$12,234	$0.19	$97,137	$1.53

Analysis of 2016 Consolidated Earnings

(a)	The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 36.69 percent.

(b)	Electric gross margin (operating revenues less resource costs) increased for both the quarter and year-to-date primarily due to the following:

•
An increase in retail electric rates due to a general rate increase in Idaho and the expiration of the Energy Recovery Mechanism (ERM) rebate to customers in Washington, partially offset by a general rate decrease in Washington;

•
An increase in decoupling revenue which offset a decrease in year-to-date retail electric loads. The weather was cooler than the prior year in the first quarter (higher electric heating loads), and it was offset by weather that was warmer than the prior year in April and May (lower electric heating loads) and cooler than the prior year June through August (lower electric cooling loads). Decoupling revenues also increased due to the implementation of a decoupling mechanism in Idaho, effective Jan. 1, 2016; and

•
A decrease in electric resource costs primarily due to a decrease in purchased power and other fuel costs, partially offset by an increase in power cost amortizations and other regulatory amortizations. For the third quarter of 2016, we had a $1.6 million pre-tax expense under the ERM in Washington, compared to a $0.1 million pre-tax expense for the third quarter of 2015. For the nine months ended Sept. 30, 2016, we recognized a pre-tax benefit of $2.7 million under the ERM compared to a benefit of $5.6 million for the nine months ended Sept. 30, 2015.

(c)	Natural gas gross margin (operating revenues less resource costs) increased for both the quarter and year-to-date primarily due to the following:

•	General rate increases in Washington, Idaho and Oregon;

•
An increase in year-to-date retail natural gas loads compared to the prior year due to weather that was cooler in the first quarter (higher natural gas heating loads) and was partially offset by weather that was warmer in April and May (lower natural gas heating loads). The period June through September typically does not have significant retail natural gas loads; and

•
An increase in decoupling revenue due to the weather described above, which resulted in year-to-date retail natural gas loads which were lower than normal. Decoupling revenues also increased due to the implementation of decoupling mechanisms in Idaho, effective Jan. 1, 2016, and in Oregon, effective March 1, 2016.

(d)
Other operating expenses for the third quarter and year-to-date 2016 increased due to an increase in medical costs, electric generation operating and maintenance expenses, natural gas distribution expenses and other postretirement benefit expenses.

(e)	Depreciation and amortization increased for the third quarter and year-to-date 2016 due to additions to utility plant.

(f)
Other for the year-to-date 2016 increased primarily due to an increase in interest expense due to additional long-term debt being outstanding for the first nine months of 2016 as compared to the first nine months of 2015 as well as a decrease in the allowance for funds used during construction (AFUDC). These were partially offset by an increase in interest income for the quarter and year-to-date.

(g)
During the third quarter of 2016 our effective tax rate was 38.3 percent compared to 32.4 percent for the third quarter of 2015. During the third quarter of each year, we reconcile the income tax amounts included in the financial statements for the previous year to our federal income tax return and we record any true-ups to income tax expense as necessary (return-to-accrual). During the third quarter of 2015, there was a reduction to income tax expense as a result of this return-to-accrual process, whereas in the third quarter of 2016, there were not any significant true-ups. There were no significant fluctuations in our effective tax rate for the year-to-date. For the full year of 2016, we expect our effective tax rate to be approximately 36.1 percent.

(h)
Other businesses earnings decreased for both the third quarter and the year-to-date primarily related to an increase in losses on investments due to initial organization costs and management fees associated with our investment in a private equity fund of strategic utility partners. This was partially offset by a slight decrease in corporate costs (including costs associated with exploring strategic opportunities) and a slight increase in net income at METALfx for the year-to-date.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures
The table above includes electric gross margin and natural gas gross margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (excluded) in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). The presentation of electric gross margin and natural gas gross margin for Avista Utilities is intended to supplement an understanding of Avista Utilities' operating performance. We use these measures to determine whether the appropriate amount of energy costs are being collected from our customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. We present electric and natural gas gross margin separately above as each business has slightly different cost sources, cost recovery mechanisms and jurisdictions. These measures are not intended to replace income from operations as determined in accordance with GAAP as an indicator of operating performance. The calculations of electric and natural gas gross margins are presented below.

The following table presents our operating revenues, resource costs and resulting gross margin (pre-tax and after-tax) for the three and nine months ended Sept. 30 (dollars in thousands):

	Operating Revenues	Resource Costs	Gross Margin (Pre-Tax)	Income Taxes (a)	Gross Margin (Net of Tax)
For the three months ended Sept. 30, 2016:
Electric	$237,768	$90,445	$147,323	$54,053	$93,270
Natural Gas	83,335	58,693	24,642	9,041	15,601
Less: Intracompany	(33,910)	(33,910)	—	—	—
Total	287,193	115,228	171,965	63,094	108,871
For the three months ended Sept. 30, 2015:
Electric	239,836	97,771	142,065	52,124	89,941
Natural Gas	92,109	71,090	21,019	7,712	13,307
Less: Intracompany	(33,813)	(33,813)	—	—	—
Total	298,132	135,048	163,084	59,836	103,248
For the nine months ended Sept. 30, 2016:
Electric	735,361	258,147	477,214	175,090	302,124
Natural Gas	319,700	187,846	131,854	48,378	83,476
Less: Intracompany	(65,080)	(65,080)	—	—	—
Total	989,981	380,913	609,068	223,468	385,600
For the nine months ended Sept. 30, 2015:
Electric	742,984	292,942	450,042	165,121	284,921
Natural Gas	378,094	264,827	113,267	41,558	71,709
Less: Intracompany	(78,165)	(78,165)	—	—	—
Total	$1,042,913	$479,604	$563,309	$206,679	$356,630

(a)	Income taxes were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 36.69 percent.

Liquidity and Capital Resources

We have a $400.0 million committed line of credit that expires in April 2021. As of Sept. 30, 2016, there were $187.0 million of cash borrowings (including $103.0 million classified as long-term) and $73.2 million in letters of credit outstanding leaving $139.8 million of available liquidity under this line of credit.

AEL&P has a $25.0 million committed line of credit that expires in November 2019. As of Sept. 30, 2016, there were no borrowings and no letters of credit outstanding under this line of credit.

In the nine months ended Sept. 30, 2016, we issued 1.6 million shares of common stock for total net proceeds of $65.6 million under our sales agency agreements. We have 2.2 million shares remaining to be issued under our sales agency agreements. We also issued 0.3 million shares of common stock for total net proceeds of $1.2 million under our employee plans.

We do not expect to issue any additional common stock in 2016, other than under the employee plans.

In August 2016, we entered into a term loan agreement with a commercial bank in the amount of $70.0 million with a maturity date of Dec. 30, 2016. We borrowed the entire $70.0 million available under this agreement, which was used to repay a portion of the $90.0 million in first mortgage bonds that matured in August 2016.

Also in August 2016 subsequent to the issuance of the $70.0 million term loan, we entered into a bond purchase agreement with five institutional investors in the private placement market for the issuance and sale of $175.0 million of Avista Corp. first mortgage bonds in December 2016. The first mortgage bonds will bear a coupon rate of 3.54 percent and mature in December 2051. The proceeds from the bonds will be received in December 2016, prior to the repayment of the $70.0 million term loan on Dec. 30, 2016 and will be used to pay off the $70.0 million term loan and pay down the outstanding balance on the committed line of credit. In connection with the bond purchase agreement, we cash-settled six interest rate swap contracts (notional aggregate amount of $115.0 million) and paid a total of $54.0 million, which we expect to amortize over the life of the new debt.

Avista Utilities' capital expenditures were $274.0 million for the nine months ended Sept. 30, 2016, and we expect Avista Utilities' capital expenditures to total about $375.0 million in 2016. AEL&P's capital expenditures were $14.0 million for the nine months ended Sept. 30, 2016, and we expect AEL&P's capital expenditures to total about $17.0 million in 2016.

2016 Earnings Guidance and Outlook

Avista Corp. is confirming its 2016 guidance for consolidated earnings to be in the range of $1.96 to $2.16 per diluted share.

We expect Avista Utilities to contribute in the range of $1.91 to $2.05 per diluted share for 2016. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our guidance range for Avista Utilities assumes no benefit or expense under the ERM. In 2016, we expect to be in a benefit position under the ERM within the $4 million deadband. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of the year. Our 2016 Avista Utilities earnings guidance range encompasses a return on equity range of 8.6 percent to 9.2 percent.

For 2016, we expect AEL&P to contribute in the range of $0.09 to $0.13 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and temperatures for the remainder of the year.

We expect the other businesses to be between a loss of $0.04 and a loss of $0.02 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions, impairments or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Nov. 1, 2016, at 10:30 a.m. EDT to discuss this news release. The call will be available at (888) 771-4371, Confirmation number: 43510599. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Nov. 8, 2016. Call (888) 843-7419, confirmation number 43510599#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 375,000 customers and natural gas to 336,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns), which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; external pressure to meet financial goals that can lead to short-term or expedient decisions that reduce the likelihood of long-term objectives being met; deterioration in the creditworthiness of our customers; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; changes in the long-term global and our utilities' service area climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs and commodity costs and discretion over allowed return on investment; possibility that our integrated resource plans for electric and natural gas will not be acknowledged by the state commissions; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental requirements affecting our ability to utilize or resulting in the obsolescence of our power supply resources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power; wildfires caused by our transmission or distribution system that may result in public injuries or property damages; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and health insurance provided to our employees and retirees; third party construction of buildings, billboard signs or towers within our rights of way, or placement of fuel receptacles within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or disruptions to the supply chain; adverse impacts to our Alaska operations that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the extensive cost of replacement power (diesel); compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, infrastructure protection, reliability and other laws and regulations that affect our operations and costs; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyber attacks on us or our vendors or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; disruption to or breakdowns of information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; changes in the costs to operate and maintain current production technology or to implement new information technology systems that impede our ability to complete such projects timely and effectively; changes in technologies, possibly making some of the current technology we utilize obsolete or the introduction of new technology that may create new cyber security related risk; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; potential difficulties in integrating acquired operations and in realizing expected opportunities, diversions of management resources, loss of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; non-regulated activities may increase earnings volatility; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure to identify changes in legislation, taxation and regulatory issues which are detrimental or beneficial to our overall business; and the risk of municipalization in any of our service territories.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2016. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Year-to-Date
	2016	2015	2016	2015
Operating revenues	$303,349	$313,649	$1,040,360	$1,097,471
Operating expenses:
Utility resource costs	118,737	138,210	390,271	488,886
Other operating expenses	81,916	80,777	248,467	243,523
Depreciation and amortization	40,433	36,481	119,683	106,791
Utility taxes other than income taxes	22,669	22,269	74,669	75,424
Total operating expenses	263,755	277,737	833,090	914,624
Income from operations	39,594	35,912	207,270	182,847
Interest expense, net of capitalized interest	21,289	19,166	62,421	57,365
Other income - net	(1,562)	(2,123)	(7,025)	(6,190)
Income before income taxes	19,867	18,869	151,874	131,672
Income tax expense	7,606	6,115	54,661	47,378
Net income from continuing operations	12,261	12,754	97,213	84,294
Net income from discontinued operations	—	289	—	485
Net income	12,261	13,043	97,213	84,779
Net income attributable to noncontrolling interests	(27)	(32)	(76)	(73)
Net income attributable to Avista Corp. shareholders	$12,234	$13,011	$97,137	$84,706

Amounts attributable to Avista Corp. shareholders:
Net income from continuing operations attributable to Avista Corp. shareholders	$12,234	$12,722	$97,137	$84,221
Net income from discontinued operations attributable to Avista Corp. shareholders	—	289	—	485
Net income attributable to Avista Corp. shareholders	$12,234	$13,011	$97,137	$84,706

Weighted-average common shares outstanding (thousands), basic	63,857	62,299	63,282	62,299
Weighted-average common shares outstanding (thousands), diluted	64,325	62,688	63,687	62,691

Earnings per common share, basic:
Earnings per common share from continuing operations	$0.19	$0.21	$1.53	$1.35
Earnings per common share from discontinued operations	—	—	—	0.01
Total earnings per common share, basic	$0.19	$0.21	$1.53	$1.36

Earnings per common share, diluted:
Earnings per common share from continuing operations	$0.19	$0.21	$1.53	$1.34
Earnings per common share from discontinued operations	—	—	—	0.01
Total earnings per common share, diluted	$0.19	$0.21	$1.53	$1.35
Dividends declared per common share	$0.3425	$0.3300	$1.0275	$0.9900
Issued Nov. 1, 2016

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	September 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$7,084	$10,484
Accounts and notes receivable	116,054	169,413
Other current assets	161,237	126,149
Total net utility property	4,056,095	3,898,589
Other non-current assets	135,954	143,646
Regulatory assets for deferred income taxes	100,907	101,240
Regulatory assets for pensions and other postretirement benefits	223,596	235,009
Regulatory asset for interest rate swaps	246,981	83,973
Other regulatory assets	159,467	132,218
Other deferred charges	7,731	5,928
Total Assets	$5,215,106	$4,906,649
Liabilities and Equity
Accounts payable	$81,898	$114,349
Current portion of long-term debt and capital leases	3,257	93,167
Short-term borrowings	84,000	105,000
Other current liabilities	172,727	162,164
Long-term debt and capital leases	1,678,257	1,480,111
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	270,972	261,594
Pensions and other postretirement benefits	202,329	201,453
Deferred income taxes	816,334	747,477
Non-current unsettled interest rate swap derivative liabilities	89,683	30,679
Other non-current liabilities and deferred credits	135,578	130,821
Total Liabilities	3,586,582	3,378,362
Equity
Avista Corporation Shareholders' Equity:
Common stock (64,182,487 and 62,312,651 outstanding shares)	1,073,481	1,004,336
Retained earnings and accumulated other comprehensive loss	555,306	524,290
Total Avista Corporation Shareholders' Equity	1,628,787	1,528,626
Noncontrolling interests	(263)	(339)
Total Equity	1,628,524	1,528,287
Total Liabilities and Equity	$5,215,106	$4,906,649
Issued Nov. 1, 2016